 Drinker Biddle & Reath LLP

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Philadelphia, PA 19103-6996

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February 22, 2018

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 239 to Registration Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 239 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Company’s Boston Partners Long/Short Equity, Boston Partners All-Cap Value, Boston Partners Small Cap Value II, Boston Partners Long/Short Research, WPG Partners Small/Micro Cap Value, Boston Partners Global Equity, Boston Partners Global Long/Short, Boston Partners Emerging Markets Long/Short and Boston Partners Emerging Markets Portfolios:

PORTFOLIO	CLASS	AUTHORIZED SHARES
Boston Partners Long/Short Equity	III JJJ	100 million 100 million
Boston Partners All-Cap Value	VV WW	100 million 100 million
Boston Partners Small Cap Value II	DDD EEE	100 million 100 million
Boston Partners Long/Short Research	AAAAA BBBBB	100 million 750 million

February 22, 2018

PORTFOLIO	CLASS	AUTHORIZED SHARES
WPG Partners Small/Micro Cap Value	UUU	50 million
Boston Partners Global Equity	CCCCC DDDDD	100 million 100 million
Boston Partners Global Long/Short	JJJJJ KKKKK	100 million 300 million
Boston Partners Emerging Markets Long/Short Fund	WWWWW	100 million
Boston Partners Emerging Markets Fund	SSSSSS	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP